Exhibit 99.1

GREG MAFFEI TO CONTINUE AS PRESIDENT AND CEO OF LIBERTY MEDIA

Englewood, CO, Dec. 23 - Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced today that its Board of Directors has approved a new employment arrangement with President and CEO Gregory B. Maffei that will secure his services through 2014.

“We are very pleased to have secured Greg’s leadership at Liberty Media for the next five years,” said John Malone, Chairman of Liberty Media.  “Liberty has accomplished much in the four years since Greg joined, efficiently liquidating passive investments, completing transactions that have transformed the company, setting us on a good course for the future, and delivering substantial shareholder value.  During his tenure, our equities have significantly outperformed the broader market and our media peers.”

“I am gratified to receive this endorsement from John and the Board,” said Greg Maffei, Liberty Media President and CEO.  “Liberty has tremendous brands and assets that are well positioned for the future.  I look forward to working with our great leadership teams, at Liberty and the operating companies, and am excited about our prospects in the dynamic media landscape.”

A Form 8-K summarizing the draft arrangement was filed today with the Securities and Exchange Commission.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ:  LSTZA, LSTZB), which includes Liberty Media’s interests in Starz Entertainment and ViaSat, Inc., and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc., Time Warner Cable and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420